Exhibit 10.2

EXECUTION VERSION

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”) is made and entered into as of May 19, 2013, to be effective upon the Closing, by and among ARAMARK Holdings Corporation, a Delaware corporation (“ARAMARK Holdings”), GrubHub Holdings, Inc., a Delaware corporation (“Parent”), and Seamless Holdings Corporation, a Delaware corporation (“Spinco” and, together with ARAMARK Holdings and Parent, the “Parties,” and each individually, a “Party”).

Notwithstanding anything herein to the contrary, this Agreement shall not be effective unless and until the Closing takes place, and shall only become effective upon the Closing, provided that the provisions of ARTICLE VI shall be effective immediately upon execution hereof.

RECITALS

WHEREAS, on October 29, 2012, ARAMARK Holdings and Spinco engaged in a series of distributions involving the stock of Spinco, which were intended to qualify as tax-free distributions under Section 355 of the Code;

WHEREAS the board of directors of each Party has determined that it is in the best interests of such Party to consummate the transactions contemplated by the Reorganization and Contribution Agreement by and among the Parties (other than ARAMARK Holdings), SLW Investor, LLC, GrubHub, Inc., a Delaware corporation (“GrubHub”), and Seamless North America LLC, a Delaware limited liability Company (“Seamless”) dated as of the date hereof (the “Reorganization Agreement”);

WHEREAS, the Parties desire to enter into this Agreement as of the date hereof, to be effective upon the Closing;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

“Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” excludes any portfolio company owned by any equityholder in Parent or ARAMARK Holdings that is a private equity fund or a venture capital fund.

“Closing” has the meaning set forth in the Reorganization Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Return” means any Tax Return filed pursuant to Section 1502 of the Code, or any comparable combined, consolidated, or unitary group income Tax Return filed under foreign, state or local Tax law that includes both Spinco and ARAMARK Holdings (or any other of its Subsidiaries).

“Distribution Agreement” means that certain Distribution Agreement, dated as of October 26, 2012, by and among ARAMARK Holdings, ARAMARK Intermediate Holdco Corporation, ARAMARK Corporation, and Spinco.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, including any related interest or penalties, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions which resolves the entire Tax liability for any taxable period; or (iii) any other final disposition.

“Indemnified Liability” means any liability for Taxes subject to indemnification pursuant to Section 4.01 or Section 4.02.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or other entity

“Prior Tax Matters Agreement” means that Tax Matters Agreement dated as of October 26, 2012, by and among ARAMARK Holdings and Spinco.

“Proceeding” means any audit, examination or other proceeding brought by a Taxing Authority with respect to Taxes.

“Restricted Period” means the period beginning on the date hereof and ending on October 29, 2014.

“Section 355 Agent” means, with respect to any Person, any officer or director acting on behalf of such Person, any controlling shareholder of such Person, or any other Person with implicit or explicit permission of one or more of such officers, directors or controlling shareholders of such Person, in each case within the meaning of Treasury Regulations Section 1.355-7.

“Spinco Merger” means the Thin Crust Merger as defined in the Reorganization Agreement.

“Spin-off” means the series of distributions of the stock of Spinco by ARAMARK Holdings and certain of its Subsidiaries that occurred on October 29, 2012, and resulted in Spinco ceasing to be a Subsidiary of ARAMARK Holdings.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has either (i) a majority ownership in the equity thereof, (ii) the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors or other governing body of such entity or (iii) the title or function of general partner, or the right to designate the Person having such title or function.

“Tax” means (i) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Taxing Authority and (ii) any liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto.

“Tax Return” means all reports or returns (including information returns and amended returns) required to be filed or that may be filed for any period with any Taxing Authority in connection with any Tax (whether domestic or foreign).

“Taxing Authority” means any governmental authority (whether United States or non-United States, and including, any state, municipality, political subdivision or governmental agency) responsible for the imposition of any Tax.

ARTICLE II

Prior Tax Matters Agreement

Section 2.01. Termination of Prior Tax Matters Agreement. As of immediately prior to the Spinco Merger, the Prior Tax Matters Agreement is hereby terminated and cancelled and shall have no further effect, whether legal, equitable or otherwise.

Section 2.02. Release of Spinco. ARAMARK Holdings hereby (i) releases Spinco from any and all liability and any and all continuing obligations of Spinco under the Prior Tax Matters Agreement and (ii) on behalf of itself and the ARAMARK Indemnitees (as defined in the Distribution Agreement), releases Spinco from any and all liability of Spinco under Section 5.02(d) of the Distribution Agreement.

Section 2.03. Release of ARAMARK Holdings. Spinco hereby releases ARAMARK Holdings from any and all liability and any and all continuing obligations of ARAMARK Holdings under the Prior Tax Matters Agreement.

ARTICLE III

ARAMARK Holdings Consent Rights

Section 3.01. ARAMARK Holdings Consent Rights. Without the prior written consent of ARAMARK Holdings, none of Parent or any of its Subsidiaries shall:

(a) Engage in substantial negotiations (within the meaning of Treasury Regulations Section 1.355-7) or effect any business combination transaction, including by merger or through a sale of all or substantially all of the assets of Parent, with any Person on or prior to October 29, 2013;

(b) Initiate a sale process of Parent through (i) the engagement of any investment banker, (ii) a public announcement by Parent of its intention to market Parent for sale or (iii) any other solicitation of one or more potential acquirers, in each case, on or prior to October 29, 2014; provided the foregoing shall not restrict any initiation of a sale process after October 29, 2013 in response to a bona fide unsolicited written indication of interest received by Parent; or

(c) During the Restricted Period, (i) take any action that causes Spinco to reduce its interest in Seamless below a 35% interest, (ii) take any action that causes Seamless to cease to be classified as a partnership for federal income tax purposes, or (iii) cease the conduct of the Seamless business.

ARTICLE IV

Indemnification Obligations

Section 4.01. Indemnification by Parent. Parent shall indemnify and hold harmless ARAMARK Holdings and its Subsidiaries against any and all Taxes imposed upon or incurred by ARAMARK Holdings and its Subsidiaries resulting from (a) the application of Section 355(e) of the Code to the Spin-off due to any “agreement, understanding, arrangement, or substantial negotiations” (within the meaning of Treasury Regulations Section 1.355-7) between any Section 355 Agents of GrubHub or any of its Subsidiaries, on the one hand, and any Section 355 Agents of Spinco, Seamless or ARAMARK Holdings or any of their Subsidiaries, on the other hand, on or prior to October 29, 2012, or (b) the taking of any action described in Section 3.01 without having obtained the prior written consent of ARAMARK Holdings as set forth in such section; unless, in either case, such Taxes would, in any event, have been imposed upon or incurred by such Person without regard to such substantial negotiations or actions, as determined at such time.

Section 4.02. Indemnification by ARAMARK Holdings. Subject to Section 4.01, ARAMARK Holdings shall be responsible for the payment of any Taxes payable with respect to all Consolidated Returns. Subject to Section 4.01, ARAMARK Holdings shall indemnify and hold harmless Parent and its Subsidiaries against any and all such Taxes imposed upon or incurred by Parent or any of its Subsidiaries, whether under Treasury Regulations Section 1.1502-6 or any analogous provision of federal, state or local law.

Section 4.03. Limitations on Indemnification. Notwithstanding the foregoing, the indemnification obligations of Parent and ARAMARK Holdings under this Agreement shall be subject to the following provisions:

(a) The indemnification obligations of Parent shall survive until the expiration of the applicable statute of limitations, as the same may be extended or waived, but determined as if Section 355(e)(4)(E)(i) of the Code has no application to the Spin-off after the date which is seven (7) years after the execution of this Agreement.

(b) The indemnification obligations of ARAMARK Holdings shall survive until the expiration of the applicable statute of limitations (as the same may be extended or waived).

(c) The indemnification obligations of Parent under Section 4.01(a) shall in no event exceed fifteen million dollars ($15,000,000).

Section 4.04. Time and Manner of Payment. Unless otherwise agreed in writing, payment of an Indemnified Liability shall be made to the indemnified Party following a Final Determination (less any amount paid directly by the indemnifying Party to the Taxing Authority) at least two Business Days prior to the date payment of the Indemnified Liability is required to be made to the Taxing Authority. Such payment shall be paid by wire transfer of immediately available funds to an account designated by the indemnified Party by written notice to indemnifying Party of the due date of such payment.

Section 4.05. Refund of Amounts Paid by Another Party. Should ARAMARK Holdings or Parent (or any of their Affiliates) receive a refund in respect of amounts paid by the other Party to any Taxing Authority on such receiving Party’s behalf or paid by the other Party to such receiving Party for payment to a Taxing Authority with respect to an Indemnified Liability, or should any such amounts that would otherwise be refundable to such receiving Party be applied or credited by the Taxing Authority to obligations of such receiving Party unrelated to an Indemnified Liability, then such receiving Party shall, promptly following receipt, remit such refund (including any statutory interest that is included in such refund but net of any Taxes payable with respect to such refund) to the other Party.

ARTICLE V

Contests and Procedural Matters

Section 5.01. Proceedings Involving Parent and its Subsidiaries.

(a) If Parent or any of its Subsidiaries receives any written notice of deficiency, claim or adjustment or any other written communication from a Taxing Authority that may result in liability for ARAMARK Holdings under Section 4.02, Parent shall promptly give written notice thereof to ARAMARK Holdings, provided that any delay by Parent in so notifying ARAMARK Holdings shall not relieve ARAMARK Holdings of any liability under Section 4.02 hereunder except to the extent ARAMARK Holdings is materially and adversely prejudiced by such delay.

(b) ARAMARK Holdings shall assume and direct the defense or settlement of any Proceeding with respect to which it may have an indemnity obligation under Section 4.02, and Parent shall have no rights to conduct or participate in any such Proceeding; provided, however, if any such Proceeding may result in liability to Parent under Section 4.01, Parent shall have the rights set forth in Section 5.02(b) with respect to such Proceeding.

Section 5.02. Proceedings Involving ARAMARK Holding and its Subsidiaries.

(a) ARAMARK Holdings undertakes and agrees that from and after such time as ARAMARK Holdings or any of its Subsidiaries receives any written notice of deficiency, claim or adjustment or any other communication from a Taxing Authority, or obtains knowledge that a representative of a Taxing Authority has begun to investigate or inquire into the Spin-off, that may result in liability for Parent under Section 4.01, ARAMARK Holdings shall (i) promptly give written notice thereof to Parent, provided that any delay by ARAMARK Holdings in so notifying Parent shall not relieve Parent of any liability under Section 4.01 hereunder except to the extent Parent is materially and adversely prejudiced by such delay, (ii) consult with Parent from time to time, and keep Parent fully informed, as to the conduct of such investigation, inquiry or Proceeding, and (iii) provide Parent with copies of all material correspondence between ARAMARK Holdings or its representatives and such Taxing Authority or any representative thereof pertaining to such investigation, inquiry or Proceeding.

(b) ARAMARK Holdings shall assume and direct the defense or settlement of any Proceeding with respect to which Parent may have an indemnity obligation under Section 4.01, provided that Parent shall be entitled to participate in such Proceeding at its own cost and expense; and provided, further, that ARAMARK Holdings shall not settle, compromise, concede or otherwise resolve any such Proceeding without Parent’s prior written consent, not to be unreasonably withheld; provided, however, that Parent shall not have any such consent rights with respect to a Proceeding with respect to which Parent has an indemnity obligation under Section 4.01(a) if the amount of the settlement of the matter with respect to which Parent has an indemnity obligation under Section 4.01(a) equals or exceeds $40 million and ARAMARK Holdings has conducted such Proceeding in good faith and with due consideration for Parent’s indemnification obligations under this Agreement.

Section 5.03. ARAMARK Holdings Tax Returns. ARAMARK Holdings shall prepare, or cause to be prepared, and file, or cause to be filed, all Consolidated Returns. To the extent that Spinco is included in any Consolidated Return for a taxable period that includes the October 29, 2012, ARAMARK Holdings shall include in such Consolidated Return the results of Spinco on the basis of the closing of the books method as provided in Treasury Regulations Section 1.1502-76(b)(2)(i).

Section 5.04. Cooperation. ARAMARK Holdings, Parent and their Subsidiaries shall reasonably cooperate with one another in a timely manner in any Proceeding or in the filing of any Consolidated Return. ARAMARK Holdings and Parent agree that such cooperation shall include, without limitation, making available to the other Party, during normal business hours, all books, records and information, officers and employees (without substantial interruption of employment) necessary or useful in connection with such Proceeding or such Consolidated

Return. The Party requesting or otherwise entitled to any books, records, information, officers or employees pursuant to this Section 5.04 shall bear all reasonable out-of-pocket costs and expenses (except reimbursement of salaries, employee benefits and general overhead) incurred in connection with providing such books, records, information, officers or employees.

ARTICLE VI

Miscellaneous

Section 6.01. Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to the other Parties.

(b) This Agreement and the exhibits, schedules and appendices hereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein.

(c) ARAMARK Holdings and Parent represent as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

Section 6.02. Termination. This Agreement shall be automatically terminated without any action, immediately upon, and shall have no force or effect following, the termination of the Reorganization Agreement prior to the Closing for any reason.

Section 6.03. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each Party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or any federal court in the State of Delaware, with respect to any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal courts. Each Party hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action.

Section 6.04. Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the preceding sentence, any Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets, or (b) upon the sale of all or substantially all of such Party’s assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. No assignment permitted by this Section 6.03 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 6.05. Third-Party Beneficiaries. Except for the indemnification rights pursuant to ARTICLE IV of this Agreement of the Subsidiaries of ARAMARK Holdings and Parent, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 6.06. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) sent by telecopier (except that, if not sent during normal business hours for the recipient, then at the opening of business on the next business day for the recipient) to the fax numbers set forth below or (c) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to ARAMARK Holdings to:

c/o ARAMARK Corporation

1101 Market Street

Philadelphia, PA 19107

Attn: General Counsel

Facsimile: (215) 413-8808

If to Parent to:

111 W. Washington St., #2100

Chicago, IL 60602

Attn: Matt Maloney

Facsimile: (312) 252-1830

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
135 Commonwealth Drive
Menlo Park, CA 94025
Attention:	Craig Schmitz, Esq.
Facsimile:	(650) 752-3266

If to Spinco to:

Seamless Holdings Corporation

1101 Market Street

Philadelphia, PA 19107

Attn: President

Facsimile: (215) 238-3388

with a copy (which shall not constitute notice) to:

Latham & Watkins
505 Montgomery Street, Suite 2000
San Francisco, CA 94111
Attention:	Scott R. Haber, Esq.
Facsimile:	(415) 395-8095

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Ave.
New York, NY 10017
Attention:	Steven C. Todrys, Esq.
Facsimile:	(212) 455-2502

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 6.07. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties.

Section 6.08. Force Majeure. No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

Section 6.09. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.10. Waivers of Default. Waiver by any Party hereto of any default by the other Party hereto of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

Section 6.11. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party hereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

Section 6.12. Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein” “and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules, exhibits and appendices hereto) and not to any particular provision of this Agreement. Article and Section references are to the articles and sections of this Agreement unless otherwise specified. Any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented or otherwise modified from time to time, as permitted by Section 6.10. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

ARAMARK HOLDINGS CORPORATION

By:	/s/ Joseph Munnelly
Name:	Joseph Munnelly
Title:	SVP, Controller & CAO

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

SEAMLESS HOLDINGS CORPORATION

By:	/s/ Michael J. O’Hara
Name:	Michael J. O’Hara
Title:	Vice President

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

GRUBHUB HOLDINGS, INC.

By:	/s/ Matt Maloney
Name:	Matt Maloney
Title:	President